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                                                                    EXHIBIT 12.1

PNC BANK CORP.
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES

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
                                               Six                        Year ended December 31
                                           months ended  -----------------------------------------------------------
Dollars in millions                        June 30, 1999   1998         1997        1996        1995        1994
----------------------------------------- ------------  ----------  ----------- -----------  ----------  ----------
EARNINGS
Income before taxes and cumulative effect
    of changes in accounting principles          $ 967     $ 1,710      $ 1,618     $ 1,527       $ 627     $ 1,209
Fixed charges excluding interest on deposits       602       1,366        1,171       1,098       1,487       1,104
                                               -------     -------      -------     -------     -------     -------
      Subtotal                                   1,569       3,076        2,789       2,625       2,114       2,313
Interest on deposits                               684       1,471        1,457       1,428       1,552       1,160
                                               -------     -------      -------     -------     -------     -------
      Total                                    $ 2,253     $ 4,547      $ 4,246     $ 4,053     $ 3,666     $ 3,473
                                               =======     =======      =======     =======     =======     =======


FIXED CHARGES
Interest on borrowed funds                       $ 545     $ 1,267      $ 1,098     $ 1,065     $ 1,454     $ 1,071
Interest component of rentals                       25          37           29          31          32          32
Amortization of notes and debentures                             2            1           1           1           1
Distributions on Mandatorily Redeemable
    Capital Securities of Subsidiary Trusts         32          60           43           1
                                               -------     -------      -------     -------     -------     -------
      Subtotal                                     602       1,366        1,171       1,098       1,487       1,104
Interest on deposits                               684       1,471        1,457       1,428       1,552       1,160
                                               -------     -------      -------     -------     -------     -------
      Total                                    $ 1,286     $ 2,837      $ 2,628     $ 2,526     $ 3,039     $ 2,264
                                               =======     =======      =======     =======     =======     =======


RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                    2.61 x      2.25 x       2.38 x      2.39 x      1.42 x      2.10 x
Including interest on deposits                    1.75        1.60         1.62        1.60        1.21        1.53

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